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                                                                    EXHIBIT 99.2

                               [SQA, INC. LOGO]

                                                          January 21, 1997

Dear Stockholder:

  As most of you are aware, SQA, Inc. ("SQA") has entered into a definitive merger agreement to combine with Rational Software Corporation ("Rational") in a strategic business combination (the "Merger"). At our Special Meeting onFebruary 26, 1997, you will be asked to consider and approve the Agreement and Plan of Reorganization between Rational, its wholly owned subsidiary, Sunshine Acquisition Corp., and SQA (the "Agreement") relating to the Merger.

  In the Merger, Sunshine Acquisition Corp., a wholly-owned subsidiary of Rational ("Merger Sub"), will be merged with and into SQA, which will be the surviving corporation and will become a wholly owned subsidiary of Rational. Pursuant to the Merger, each outstanding share of Common Stock, par value $0.01 per share, of SQA (the "SQA Common Stock") will be converted into the right to receive 0.86 (the "Exchange Ratio") shares of Common Stock, par value $0.01 per share, of Rational (the "Rational Common Stock," and the "Combined Company Common Stock" immediately following the Merger), and each outstanding option or right to purchase SQA Common Stock under the SQA stock option plans, the SQA stock purchase plan or outstanding warrants will be assumed by Rational and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. The shares of Rational Common Stock held by Rational stockholders immediately prior to the Merger will remain unchanged by the Merger. It is expected that SQA stockholders will receive approximately 7.0 million shares of Rational Common Stock in the Merger, and another approximately 1.3 million shares of Combined Company Common Stock will be reserved for issuance pursuant to options, warrants and rights to purchase SQA Common Stock outstanding immediately prior to the Merger. Upon the consummation of the Merger, Ronald
H. Nordin, currently the President and Chief Executive Officer of SQA, will be employed by Rational and will join the existing Rational Board of Directors. The accompanying Prospectus/Joint Proxy Statement describes more fully the proposal relating to the Merger.

  After careful consideration, SQA's Board of Directors has approved the Agreement by the unanimous vote of all non- interested directors, and recommends that you vote FOR the approval and adoption of the Agreement.

  SQA has retained the investment banking firm of Robertson Stephens & Company LLC ("RS & Co.") to advise it with respect to the Purchase Price Value, as defined in RS & Co.'s written opinion, to be paid by Rational in the Merger. RS & Co. has advised the SQA Board that, in its opinion, the Purchase Price Value to be paid is fair, from a financial point of view, to SQA. A copy of the RS & Co. opinion is attached to the Prospectus/Joint Proxy Statement as Annex D.

  The Board of Directors of SQA believes the Merger offers SQA and its stockholders a number of important benefits, including the strategic fit between the two Companies' product lines, technologies, development teams and sales and marketing resources, as well as long-term administrative and operational economies of scale.

  All stockholders are invited to attend the meeting in person. The affirmative vote of holders of a majority of the shares of SQA Common Stock outstanding as of the record date will be necessary for approval and adoption of the Agreement and the transactions contemplated thereby.

  Stockholders are urged to review carefully the information contained in the accompanying Prospectus/Joint Proxy Statement, including in particular the information under the captions "Risk Factors," "SQA, Inc. Special Meeting-- Recommendation of SQA, Inc. Board of Directors," "Approval of the Merger and Related Transactions--Joint Reasons for the Merger," "--SQA's Reasons for the Merger" and "--Disadvantages of the Merger" prior to making any voting decision in connection with their SQA Common Stock.

  Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                                  /s/ Ronald H. Nordin
                                          -------------------------------------
                                                    Ronald H. Nordin
                                              President and Chief Executive
                                                         Officer

Burlington, Massachusetts

                 YOUR PROXY IS IMPORTANT-PLEASE VOTE PROMPTLY

  SQA STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR SQA STOCK CERTIFICATES FOR RATIONAL STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.